Exhibit 99.1

Inergy, L.P. Declares Quarterly Cash Distribution

Kansas City, MO (January 27, 2012) – The Board of Directors of Inergy GP, LLC, general partner of Inergy, L.P. (NYSE:NRGY) (“Inergy”), announced that it has declared the company’s quarterly cash distribution of $0.705 per limited partner unit ($2.82 annually) for the quarter ended December 31, 2011. The distribution will be paid on February 14, 2012, to unitholders of record as of February 7, 2012.

On December 21, 2011, Inergy completed the initial public offering of its Northeast natural gas storage and transportation business forming a new partnership called Inergy Midstream, L.P. (“Inergy Midstream”). In a separate announcement today, Inergy Midstream also declared its quarterly distribution. Inergy Midstream’s operating business is performing as expected, and has strong underlying fundamentals and visible growth. Inergy Midstream is expected to provide a number of benefits to Inergy including: an improved cost of capital in its midstream business, a valuable equity currency for its midstream growth plans, a reduction in current borrowings on the Inergy balance sheet, and a reduction in the future capital funding required at Inergy. Inergy owns 75.2% of the outstanding limited partnership units, the incentive distribution rights, and the managing general partner of Inergy Midstream.

While these benefits are important, Inergy continues to face a challenging operating environment. For the twelve months ended December 31, 2011, Inergy generated distributable cash flow of approximately 68% of the total cash distributions paid for the period. Market conditions, primarily in its propane operations and to a lesser extent in the Texas gas storage market, remain challenging. Although there are a number of factors that may impact its operations through the remainder of this fiscal year, a material improvement in distribution coverage is not expected. In light of these factors, management is conducting an evaluation of the operating businesses at Inergy, and is in the process of a major cost reduction initiative in its propane operations. In addition, management and the board of directors of Inergy are evaluating a reset of the quarterly distribution to a level that is supportable by the cash flow expected to be generated from Inergy’s businesses in the near term.

John Sherman, President and CEO of Inergy, said, “While we have made progress on our midstream growth initiatives and completed the Inergy Midstream IPO, which we see as an important step to repositioning the company for the future, we continue to face a challenging operating environment in some of our businesses. We look forward to our upcoming earnings call, during which we will discuss our operations and outline our plans to improve our position on behalf of investors.”

Inergy plans to release its fiscal 2012 first quarter earnings on January 31, 2012. Inergy will host a live conference call and internet webcast on January 31, 2012, at 11:00 a.m. Central Time to discuss the results of operations for the quarter ended December 31, 2011, provide an update on its business outlook, and discuss its business strategy. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 46666307.

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About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The company also operates a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Our assets are located in the Northeast region of the United States.

This press release contains forward-looking statements, which are statements that are not historical in nature such as the expectations that Inergy Midstream is expected to provide a number of benefits to Inergy and we expect to achieve cost savings in our propane business. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent of Inergy’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Inergy’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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